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                                                         EXHIBIT 21



           National Security Containers, Inc., an Arizona Corporation.

           Sun Built Homes, Inc., an Arizona corporation.

           AHCMS, Inc., an Arizona corporation, f/k/a Action Healthcare Management Services, Inc.

           CAVCO Industries of New Mexico, Inc., a New Mexico corporation